UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

AGILYSYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

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NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

To be held on August 26, 2022

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Please join us for the Agilysys, Inc. 2022 Annual Meeting of Shareholders to be held on Friday, August 26, 2022, at 8:00 a.m., Pacific time, at the Company’s offices at 6775 Edmond Street, Suite 100, Las Vegas, NV 89118.

The purposes of the Annual Meeting are:

1.
To elect the seven director nominees named in the attached Proxy Statement;

2.
To vote, on a non-binding advisory basis, to approve the compensation of our named executive officers set forth in the Proxy Statement;

3.
To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023; and

4.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on June 24, 2022, are entitled to vote at the Annual Meeting. It is important to vote your shares at the Annual Meeting, regardless of whether you plan to attend in person. In addition to voting by mail, you may vote by telephone or internet. Please refer to your enclosed proxy card and the Proxy Statement for information regarding how to vote by telephone or internet. If you choose to vote by mail, please sign, date, and promptly return your proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael A. Kaufman

Chairman of the Board of Directors

July 19, 2022

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 26, 2022.

The Proxy Statement and our Annual Report on Form 10-K for the

fiscal year ended March 31, 2022, are available at www.agilysys.com.

____________________________________________________

PROXY STATEMENT

2022 ANNUAL MEETING OF SHAREHOLDERS

August 26, 2022

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ANNUAL MEETING INFORMATION

General Information

This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the board of directors of Agilysys, Inc., a Delaware corporation (“Agilysys,” the “Company,” “we,” “our,” or “us”), to be used at the Annual Meeting of Shareholders to be held at 8:00 a.m., Pacific time, on August 26, 2022, and any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., Pacific time, at the Company’s offices at 6775 Edmond Street, Suite 100, Las Vegas, NV 89118. Our principal executive office is located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005. The purposes of the Annual Meeting are stated in the accompanying Notice. This Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (“2022 Annual Report”), are first being mailed to shareholders and made available electronically on our website at www.agilysys.com beginning on or about July 19, 2022.

Record Date, Voting Shares, and Quorum

Shareholders of record of our common shares and Convertible Preferred Stock at the close of business on June 24, 2022, the “Record Date,” are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment or postponement of the Annual Meeting. On the Record Date, there were 25,018,020 common shares and 1,735,457 shares of Convertible Preferred Stock outstanding and entitled to vote. Each common share and each share of Convertible Preferred Stock is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total combined shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol AGYS. References within this Proxy Statement to our common shares refer to our common shares, without par value, and references within this Proxy Statement to our shares refer to both our common shares and shares of Convertible Preferred Stock, which are the only classes of securities entitled to vote at the Annual Meeting.

How to Vote

If you are the record holder of shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided. You may also vote by telephone or internet. Telephone and internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. Please note the deadlines for voting by telephone, internet, and proxy card as set forth on the proxy card. If you vote by telephone or internet, you need not return your proxy card. You may also attend the Annual Meeting and vote in person; however, we encourage you to vote your shares in advance of the Annual Meeting even if you plan on attending. If your common shares are held by a bank, broker or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and internet, availability and specific procedures will depend on their voting arrangements.

Unless revoked, shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

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FOR the election of each director nominee named herein (proposal 1);
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FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 2); and
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FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (proposal 3).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our board of directors with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or internet. You may also revoke or change your vote by attending the Annual Meeting and voting electronically. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, the nominees named herein for election as directors in proposal 1 will be elected if they receive a greater number of votes “for” their election than votes “against” their election. Abstentions will have no effect on the election of directors.

For each of proposal 2 (advisory vote on named executive officer compensation) and proposal 3 (ratification of independent registered public accounting firm), if a quorum is present at the Annual Meeting, the affirmative vote of the holders of shares representing a majority of the shares present in person or represented by proxy and entitled to vote will be required to approve each proposal.

The effect of an abstention is the same as a vote against each of proposals 2 and 3. If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares with respect to proposal 2, your broker or nominee will not have discretionary authority to vote your shares on proposal 2. These broker non-votes will have no effect on proposal 2.

Proposal 3 is considered a “routine proposal” on which your broker or nominee will have discretionary authority to vote your shares if you do not give voting instructions, and accordingly we do not expect any broker non-votes to result from proposal 3.

No Cumulative Voting

Under our certificate of incorporation, our stockholders do not have cumulative voting rights in the election of directors.

Proxy Solicitation

The cost of solicitation of proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, and proxy card, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Annual Meeting

All holders of our common shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares through a bank, broker, or other nominee, you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date, or a legal proxy from your bank or broker, to attend the meeting.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission (“SEC”). If preliminary results are announced, final results will be announced on a Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2022 Annual Report is being mailed with this Proxy Statement. These documents also are available electronically on our website at www.agilysys.com, under Investor Relations. Our 2022 Annual Report and the other information available on or through our website is not incorporated into this Proxy Statement and is not to be considered proxy solicitation material. If you wish to have additional copies of our 2022 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate headquarters at: Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, or you may request copies through our website, under Investor Relations. These documents have been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7941, or by email at investorrelations@agilysys.com, or through our website under Investor Relations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) adopted by our board of directors are intended to provide a sound framework to assist the board of directors in fulfilling its responsibilities to shareholders. Under the Guidelines, the board of directors exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the board of directors and its committees exercise oversight of executive officer compensation and director compensation, succession planning, director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state the board of directors’ policy regarding eligibility for the board of directors, including director independence and qualifications for director candidates, events that require resignation from the board of directors, service on other public company boards of directors, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the board of directors. The Guidelines are available on our website at www.agilysys.com, under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our board of directors applies to all directors, officers, and employees of the Company, as well as certain third parties, and incorporates additional ethics standards applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. The Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the board of directors for approval. The Code of Business Conduct is available on our website at www.agilysys.com, under Investor Relations. The Company has in place a reporting hotline and website available for use by all employees and third parties, as described in the Code of Business Conduct. Any employee or third-party can anonymously report potential violations of the Code of Business Conduct through the hotline or website, both of which are managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the board of directors must be independent, meaning free of any material relationship with the Company, other than his or her relationship as a director. The Guidelines state that the board of directors should consist of a substantial majority of independent directors. A director is not independent if he or she fails to satisfy the standards for director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the board of directors’ annual review of director independence, the board of directors considers transactions, relationships, and arrangements, if any, between each director or a director’s immediate family members and the Company or its management. In May 2022, the board of directors performed its annual director independence review and, as a result, determined that each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, and John Mutch qualify as independent directors. Ramesh Srinivasan is not independent because of his service as President and CEO of the Company.

Director Attendance

The board of directors held nine meetings during fiscal year 2022, and no director attended less than 75% of the aggregate of the total number of board of director meetings and meetings held by committees of the board of directors on which the director served. Independent directors meet regularly in executive session at board of director and committee meetings, and executive sessions are chaired by the chairman of the board or by the appropriate committee chairman. It is the board of directors’ policy that all its members attend the Annual Meeting of Shareholders absent exceptional cause. All the Directors attended the 2021 Annual Meeting of Shareholders.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the board of directors as a whole, or with any individual director, may do so by sending a written communication to such director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified director(s).

Committees of the Board

During fiscal year 2022, the board of directors had three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Srinivasan is not a member of any committee. At the end of the fiscal year, the members and chairperson of each committee were as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Donald Colvin*	Chair
Dana Jones*	X		X
Jerry Jones		X	X
Michael A. Kaufman		X	Chair
Melvin Keating		Chair	X
John Mutch*	X	X

*Qualifies as an Audit Committee Financial Expert.

As of July 15, 2022, the committee membership set forth above remained the same.

Committee Charters. The board of directors has adopted a charter for each committee, and each committee with a charter is responsible for the annual review of its respective charter. Charters for each committee are available on our website at www.agilysys.com, under Investor Relations.

Audit Committee. The Audit Committee held eight meetings during fiscal year 2022. The Audit Committee reviews, with our independent registered public accounting firm, the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company’s implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The board of directors determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards for audit committee members. The board of directors also determined that each of Ms. Jones and Messrs. Colvin and Mutch qualify as an “audit committee financial expert” under SEC rules.

Compensation Committee. The Compensation Committee held four meetings during fiscal year 2022. The purpose of the Compensation Committee is to enhance shareholder value by ensuring that pay available to the board of directors, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our executives. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter. The board of directors determined that all Compensation Committee members are independent under NASDAQ listing standards for compensation committee members. Our Legal and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. The Committee engages compensation consultants to perform current market assessments when it believes that such an assessment would inform its decision making with respect to executive compensation. The Compensation Committee did not engage a compensation consultant to advise it in connection with setting compensation for the Named Executive Officers in fiscal year 2022.

Our Chief Executive Officer and General Counsel attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Nominating Committee”) held four meetings during fiscal year 2022. The board of directors determined that all Nominating Committee members are independent under NASDAQ listing standards. The Nominating Committee assists the board of directors in finding and nominating qualified people for election to the board; reviewing shareholder-recommended nominees; assessing and evaluating the board of directors’ effectiveness; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the board of directors, individuals to be nominated for membership on the board of directors. The board of directors has adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a director nominee must:

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Be of proven integrity with a record of substantial achievement;
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Have demonstrated ability and sound business judgment based on broad experience;
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Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at board of director and committee meetings;
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Be analytical and constructive in the objective appraisal of management’s plans and programs;
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Be committed to maximizing shareholder value and building a sound company, long-term;
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Be able to develop a professional working relationship with other directors and contribute to the board or directors’ working relationship with senior management of the Company;
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Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and
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Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the board of directors’ current and anticipated needs in terms of number, diversity, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the board of directors should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective board of directors, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the board of directors to fulfill its responsibilities.

The Nominating Committee will consider shareholder-recommended nominees for membership on the board of directors. For a shareholder to properly nominate a candidate for election as a director at a meeting of the shareholders, the shareholder must be a shareholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A shareholder’s notice must set forth, as to each candidate:

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Name, age, business address, and residence address of the candidate;
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Principal occupation or employment of the candidate;
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Class and number of shares that are owned of record or beneficially by the candidate;
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Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;
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Written consent of the candidate to serve as a director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his or her actions as a director, will comply with the Company’s Amended Code of Regulations and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;
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Name and address of the shareholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;

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Class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice;
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Representation that the shareholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;
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Description of any agreement, arrangement, or understanding between or among the shareholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;
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Description of any agreement, arrangement, or understanding in effect as of the date of the shareholder’s notice pursuant to which the shareholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;
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Representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and
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Representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of outstanding common shares and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any shareholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Board Leadership

The board of directors determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. The structure ensures a greater role for our independent directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the board of directors. Pursuant to the board of directors’ Corporate Governance Guidelines, it is our policy that the positions of chairman of the board and chief executive officer be held by different individuals, except as otherwise determined by the board of directors. Mr. Kaufman has served as Chairman of the Board since 2015.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company. The board of directors, as a whole and through its committees, particularly the Audit Committee, is actively involved in the oversight of such risks. The board of directors’ role in risk oversight includes regular reports at board of director and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, assigns risk ratings, prioritizes the risks, assesses likelihood of risk occurrence, develops risk mitigation plans for prioritized risks, and assigns roles and responsibilities to implement mitigation plans. Risks are ranked by evaluating each risk’s likelihood of occurrence and magnitude. The board of directors’ Compensation Committee, in consultation with management, evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, the Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2022 (Messrs. Jones, Kaufman, Keating, and Mutch) is or has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed as a related person transaction, and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our board of directors during fiscal year 2022.

Policy on Hedging of Shares

We do not have any practices or policies regarding hedging or offsetting any decrease in the market value of the Company’s equity securities.

DIRECTOR COMPENSATION

During fiscal year 2022, the board of directors approved compensation for non-employee directors consisting of the following:

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$30,000 annual cash retainer for each non-employee director;

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$35,000 annual cash retainer for the chairman of the board;
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$15,000 annual cash retainer for the chairman of the Audit Committee;
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$12,500 annual cash retainer for the chairman of the Compensation Committee;
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$7,500 annual cash retainer for the chairman of the Nominating & Corporate Governance Committee;
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$10,000 annual cash retainer for each member of the Audit, Nominating & Corporate Governance, and Compensation Committees, including each chairman; and
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An award of restricted shares to each non-employee director valued at $75,000 on the grant date.

We also reimburse our directors for reasonable out-of-pocket expenses incurred for attendance at board of directors and committee meetings.

The fiscal year 2022 equity award for each director consisted of 1,435 restricted shares, based on the closing price of the Company’s common stock of $52.23 on the date the grant was approved by the board of directors, and was granted under the 2020 Equity Incentive Plan. The restricted shares vested on March 31, 2022, and provided for pro-rata vesting upon retirement prior to March 31, 2022.

Our directors are subject to share ownership guidelines that require ownership of common stock with a market value of three times the director’s respective annual cash retainer within two years of service and six times the director’s respective annual cash retainer within four years of service. We pay no additional fees for board of director or committee meeting attendance.

Director Compensation for Fiscal Year 2022

Director (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Donald Colvin	55,000	75,000	130,000
Dana Jones	50,000	75,000	125,000
Jerry Jones	50,000	75,000	125,000
Michael A. Kaufman	92,500	75,000	167,500
Melvin Keating	62,500	75,000	137,500
John Mutch	50,000	75,000	125,000

(1) Our CEO, Ramesh Srinivasan, is also a member of the board of directors, but he receives no direct compensation for such service.

(2) Fees are paid quarterly.

(3) Amounts in this column represent the fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 based on a grant date of May 27, 2021. The closing price of the Company’s common stock on May 27, 2021, was $52.23.

PROPOSAL 1 ELECTION OF DIRECTORS

Our board of directors currently consists of seven members whose term expires at this Annual Meeting. In each case, subject to their earlier death, resignation, removal or retirement, the directors remain in office until their respective successors are duly elected and qualified, notwithstanding the expiration of the otherwise applicable term.

Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, comprised of independent directors, the board of directors has nominated each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, John Mutch and Ramesh Srinivasan for election to the board of directors for a term of one year, to serve until the annual meeting of shareholders in 2023 and until their successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Information concerning the nominees for election at this Annual Meeting is set forth below.

Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted “FOR” the election of each of Ms. Jones and Messrs. Colvin, Jones, Kaufman, Keating, Mutch and Srinivasan for a one-year term. Each nominee has indicated his or her willingness to serve as a director, if elected.

A biography for each director nominee follows and, if applicable, arrangements under which a director was appointed to the board of directors or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, or skills of each director and director nominee in support of his or her service on the board of directors is also provided.

DIRECTOR NOMINEES

Donald Colvin	Age 69	Director since 2015

Mr. Colvin is a director of Viavi Solutions Inc. (Nasdaq: VIAV), a global provider of network test, monitoring and assurance solutions, and a director of Maxeon Solar (Nasdaq: MAXN). He was formerly a director of UTAC Holdings, Ltd., a private Singapore technology company, and a director of Applied Micro Circuits Corporation from 2007 to 2011. Mr. Colvin previously served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that was Executive Vice President and Chief Financial Officer of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and Chief Financial Officer of Atmel Corporation, Chief Financial Officer of European Silicon Structures as well as several financial roles at Motorola Inc.

Mr. Colvin earned his B.A. in Economics, with honors, and an M.B.A. from the University of Strathclyde in Scotland. Mr. Colvin’s qualifications and extensive experience include financial management, capital structure, financial strategy, significant public company leadership and board experience, and recent experience in the hospitality industry which the Company serves.

Dana Jones	Age 47	Director since 2019

Dana Jones is the Chief Executive Officer, President, and a director of RealPage, Inc. a provider of software and data analytics for the real estate industry. Prior to RealPage, Ms. Jones was the Chief Executive Officer of Sparta Systems, the market leader in digital enterprise quality management software for the life sciences space, from March 2018 until March 2021 when Sparta was acquired by Honeywell (Nasdaq: HON). She also served as a director of RealPage, Inc. (Nasdaq: RP), from October 2019 to April 2021 when the company was acquired by Thoma Bravo. Prior to joining Sparta in April 2018, Dana served as Chief Executive Officer of Active Network, the leader in activity and event management software, during 2016 and 2017. Before joining Active Network, Ms. Jones was Chief Marketing Officer and Senior Vice President of Products for Sabre Airline Solutions, a global provider of software to the airline industry, from 2012 to 2017. Prior to Sabre, Ms. Jones co-founded Noesis Energy, and served as Executive Vice President of Product, Sales, Marketing, and Operations. Ms. Jones has held Executive and General Management positions for early stage and global publicly traded enterprise software companies over the last 20 years, including the Reynolds Company and Vignette. She started her career as a management consultant with A.T. Kearney.

Ms. Jones also serves on the board of directors of Zapata Computing, a leading enterprise software company for NISQ-based quantum applications.

Ms. Jones graduated Summa Cum Laude and holds a BSE in industrial and operations engineering from the University of Michigan. Ms. Jones is an accomplished software executive with decades of experience leading and growing cloud-based global enterprise software businesses.

Jerry Jones	Age 66	Director since 2012

Mr. Jones is the Executive Vice President, Chief Ethics and Legal Officer of LiveRamp Holdings, Inc. (NYSE: RAMP), a software-as-a-service (SaaS) company that provides the identity platform for powering exceptional experiences. His responsibilities include oversight of its legal, privacy and security teams and various strategic initiatives, including the strategy and execution of mergers and alliances, as well as serving as a director of most wholly owned subsidiary companies. Prior to joining LiveRamp, which is the successor entity to Acxiom Corp., in September 2018, Mr. Jones was the Chief Ethics and Legal Officer at Acxiom since 1999, where he oversaw all legal and data ethics matters. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests. Previously he was a Director of Entrust, Inc. (Nasdaq: ENTU).

Mr. Jones is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas. As the Chief Ethics and Legal Officer of a SaaS company, Mr. Jones has extensive experience with legal, privacy, and security matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts.

Michael A. Kaufman	Age 50	Director since 2014

Mr. Kaufman is the Chief Executive Officer of MAK Capital, a financial investment advisory firm based in New York, NY, which he founded in 2002. In addition, Mr. Kaufman has served as a director of Skyline Champion Corporation (NYSE: SKY) since June 2018.

Mr. Kaufman holds a B.A. in Economics from the University of Chicago, where he also received his M.B.A. He also earned a law degree from Yale University. As Chief Executive Officer of MAK Capital, a significant shareholder of the Company, Mr. Kaufman is especially qualified to represent the interests of the Company’s shareholders as a director and chairman of the board. Additionally, Mr. Kaufman’s qualifications and experience include capital markets, investment strategy and financial management.

Melvin Keating	Age 75	Director since 2015

Mr. Keating has been a consultant, providing investment advice and other services to private and public companies and private equity firms since 2008. Mr. Keating also serves as a director of MagnaChip Semiconductor Corporation (NYSE: MX), a specialist in OLED panel technology and a designer/manufacturer of analog and mixed signal semiconductor platform solutions (since August 2016). Previously he was a director of Vitamin Shoppe Inc., a retailer of nutritional supplements, from April 2018 until it was taken private in December 2019, and Red Lion Hotels Corporation from July 2010 until June 2017, serving as Chairman of the Board from May 2013 to 2015. During the past five years, Mr. Keating also served on the boards of directors of the following public companies: SPS Commerce, Inc., a provider of cloud-based supply chain management solutions (from March 2018 to May 2019), API technologies Corp. (2011 to 2016), ModSys international Limited (formerly BluePhoenix solutions Limited, 2010 to 2016), and Harte Hanks Inc. a global marketing services firm (2017 until July 2020).

Mr. Keating holds a B.A. from Rutgers University as well as both an M.S. in Accounting and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Keating has substantial experience leading public companies in the technology and hospitality industries and is qualified in global operations, financial management and strategy and capital markets.

John Mutch	Age 65	Director since 2009

Mr. Mutch has served as managing partner of MV Advisors LLC (“MV Advisors”), a strategic block investment firm that provides focused investment and strategic guidance to small and mid-cap technology companies, since founding the firm in December 2005. From December 2008 to January 2014, Mr. Mutch served as President, CEO and Chairman of the Board of Directors of BeyondTrust Software, a privately-held security software company. Mr. Mutch has served as Chairman of the board of directors of Aviat Networks, Inc. (Nasdaq: AVNW), a global provider of microwave networking solutions, since February 2015, and has served on the board of directors since January 2015. Previously, Mr. Mutch served on the board of directors of Maxwell Technologies, Inc. (formerly Nasdaq: MXWL), a manufacturer of energy storage and power delivery solutions for automotive, heavy transportation, renewable energy, backup power, wireless communications and industrial and consumer electronics applications, from April 2017 to May 2019, YuMe, Inc. (NYSE: YUME), a provider of digital video brand advertising solutions, from July 2017 to February 2018, at which time the company was acquired by RhythmOne PLC (LON: RTHM), a technology-enabled digital media company, and Mr. Mutch continued serving as a director on the RhythmOne PLC board of directors until January 2019, and Steel Excel, Inc. (formerly

OTCPK:SXCL), a provider of drilling and production services to the oil and gas industry and a provider of event-based sports services and other health-related services, from 2007 to May 2016.

Mr. Mutch holds a B.S. in Economics from Cornell University and an M.B.A. from the University of Chicago. As a former chief executive officer and board member of many technology companies, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.

Ramesh Srinivasan	Age 62	Director since 2017

Mr. Srinivasan has been President and Chief Executive Officer of the Company since January 3, 2017. He also serves on the board of advisors for Symbotic, a supply chain robotics and solutions company. He previously served as CEO of Ooyala, a Silicon Valley based provider of a suite of technology offerings in the online video space, from January 2016 to November 2016. From March 2015 to November 2015, he was President and CEO of Innotrac Corp., an ecommerce fulfillment provider which merged with eBay Enterprise to form Radial Inc. in 2015. Prior to that, Mr. Srinivasan served as President and CEO of Bally Technologies Inc. (NYSE: BYI) from December 2012 to May 2014, and President and COO from April 2011 to December 2012; he started as Executive Vice President of Bally Systems in March 2005. Mr. Srinivasan was with Manhattan Associates from 1998 to 2005, where his last position was Executive Vice-President of Warehouse Management Systems.

Mr. Srinivasan holds a Post-Graduate Diploma in Management (MBA) from the Indian Institute of Management, Bangalore, India, and a degree in Engineering from the Indian Institute of Technology (Banaras Hindu University), Varanasi, India. Mr. Srinivasan has nearly three decades of hands-on enterprise software development, execution and senior technology management leadership and strategy expertise and accomplishments, including experience and expertise in driving performance at high growth technology companies and helping them scale their business profitably.

Board Diversity Matrix

The NASDAQ diversity matrix is set forth below as required under the listing requirements of NASDAQ.

Board Diversity Matrix (As of June 30, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	5		1
Number of Directors who identify in Any of the Categories Below:
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latin
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities
LGBTQ+	-
Did Not Disclose Demographic Background	1

One of our directors also identifies as being of U.K. origin.

Vote Required

Each of the nominees for election as directors will be elected if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election. Abstentions and broker non-votes will have no effect on the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of June 30, 2022, by (i) each current director; (ii) our Named Executive Officers; (iii) all directors and executive officers as a group; and (iv) each person who is known by us to beneficially own more than 5% of our common shares. Percent of common shares are calculated based on 26,761,440 shares of common stock, consisting of 25,025,983 shares of common stock outstanding on June 30, 2022, and 1,735,457 shares of common stock into which 1,735,457 shares of Series A Convertible Preferred Stock outstanding on June 30, 2022, are now convertible.

Name	Common Shares	Common Shares Subject to Exercisable Options	Restricted Common Shares	Total Common Shares Beneficially Owned (1)	Percent of Class	Series A Convertible Preferred Shares (2)	Percent of Class
Directors and Nominees
Donald Colvin	30,867	—	2,322	33,189	*	—	*
Dana Jones	11,941	—	2,322	14,263	*	—	*
Jerry Jones	55,807	—	2,322	58,129	*	—	*
Michael A. Kaufman (3)	4,139,814	—	2,322	4,142,136	15.5	1,735,457	100
Melvin Keating	39,536	—	2,322	41,858	*	—	*
John Mutch	38,101	—	2,322	40,423	*	—	*
Named Executive Officers
Ramesh Srinivasan	686,583	471,831	—	1,158,414	4.3	—	*
William David ("Dave") Wood	23,099	53,991	12,705	89,795	*	—	*
Kyle Badger	110,061	115,108	4,144	229,313	*	—	*
Don DeMarinis	11,262	52,555	3,701	67,518	*	—	*
Chris Robertson	10,016	34,251	6,455	50,722	*	—	*
All current directors and executive officers (18 persons)	5,267,585	913,034	69,720	6,250,339	22.6	1,735,457	100
Other Beneficial Owners
MAK Capital One LLC et al 590 Madison Avenue, 9th Floor New York, New York 10022	3,952,064 (3)				14.8	—	*
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,107,241 (4)				11.6	—	*
Nine Ten Capital Management LLC et al 1603 Orrington Ave, Ste 1650 Evanston, IL 60201	1,743,677 (5)				6.5	—	*
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,637,507 (6)				6.1	—	*
Artisan Partners Limited Partnership et al 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,412,608 (7)				5.3	—	*

* Less than 1%.

(1)
Unless otherwise noted, beneficial ownership of the shares comprises both sole voting and dispositive power or voting and dispositive power that is shared with a spouse, except for restricted shares for which the individual has sole voting power but no dispositive power until such shares vest.
(2)
Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, at any time on a one-for-one basis, subject to anti-dilution adjustment and certain approvals, if required, and has no expiration date.
(3)
MAK Capital One L.L.C. (“MAK Capital”) beneficially owns 3,952,064 shares of common stock, inclusive of 1,735,457 shares of common stock issuable upon conversion of 1,735,457 shares of Series A Convertible Preferred Stock (the “Convertible Preferred Shares”) owned by MAK Capital Fund LP (“MAK Fund”) and MAK Capital Distressed Debt Fund I, LP (“MAK CDD Fund”), representing 15.0% of the outstanding shares on a fully diluted basis. Mr. Kaufman beneficially owns 4,138,379 shares of common stock, inclusive of the Convertible Preferred Shares, representing 15.7% of the outstanding shares on a fully diluted basis. MAK Fund beneficially owns 3,498,408 shares, representing 13.3% of the outstanding shares on a fully diluted basis. MAK CDD Fund beneficially owns 297,507 shares, representing 1.1% of the outstanding shares on a fully diluted basis. MAK Capital acts as the investment manager of MAK Fund and MAK CDD Fund. Michael A. Kaufman is the managing member of MAK Capital. Each of MAK Fund and MAK CDD Fund shares voting power and investment power with MAK Capital and Mr. Kaufman. The address of MAK Capital One LLC, MAK CDD Fund and Mr. Kaufman is 590 Madison Avenue, 9th Floor, New York, NY 10022. The address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda.
(4)
As reported on a Schedule 13G/A dated January 27, 2022. Blackrock, Inc. has sole voting power with respect to 3,082,620 shares and sole dispositive power with respect to all the shares.
(5)
As reported on a Schedule 13G/A dated February 9, 2022, filed by Nine Ten Capital Management LLC and Russell Mollen.
(6)
As reported on a Schedule 13G/A dated February 9, 2022. The Vanguard Group has sole voting power with respect to none of the shares, shared voting power with respect to 37,370 shares, sole dispositive power with respect to 1,583,021 shares, and shared dispositive power with respect to 54,486 shares.
(7)
As reported on a Schedule 13G dated February 4, 2022, filed by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management Inc. The Artisan Partners entities have sole voting power with respect to none of the shares, shared voting power with respect to 1,168,605 shares, sole dispositive power with respect to none of the shares, and shared dispositive power with respect to 1,412,608 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and certain of its executive officers and persons who beneficially own more than 10% of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2022, other than: Mr. Srinivasan filed a Form 4 on June 15, 2021, which was 1 day late due to an administrative error by the Company; Mr. Jacks filed a Form 4 on August 9, 2021, which was 1 day late due to the Company's delay in calculating withholding taxes; and Mr. DeMarinis filed a Form 4 on August 18, 2021, which was 1 day late due to his delay in reporting the details of the transaction to the Company.

EXECUTIVE OFFICERS

The following are biographies for each of our current, non-director executive officers. The biography for Mr. Srinivasan, our President and Chief Executive Officer, and a director, is provided above.

Name	Age	Current Position	Previous Positions
William David (“Dave”) Wood III	44	Vice President and Chief Financial Officer since June 2020.

Vice President – Corporate Strategy & Investor Relations from June 2019 to May 2020. Vice President – Finance from June 2017 to June 2019. Senior Director, Financial Planning & Analysis from June 2016 to June 2017. Director, Financial Planning & Analysis from August 2013 to June 2016.

Kyle Badger	54	Senior Vice President, General Counsel and Secretary since October 2011.	Executive Vice President, General Counsel and Secretary at Richardson Electronics, Ltd. from 2007 until October 2011.
Prakash Bhat	59	Vice President and Managing Director, India, since March 2017.	Vice President, India Operations, at Radial Omnichannel Technologies India, from November 2015 until March 2017. Vice President, Bally Technologies India, from September 2005 to August 2014.
Prabuddha Biswas	62	Senior Vice President, Chief Technology Officer since April 2018.

Chief Technology Officer, Alert Logic, from August 2015 until April 2018. Vice President of Engineering, Airbiquity, from June 2013 until August 2015. Senior Vice President of Engineering, Medio Systems, from June 2011 until June 2013.

Don DeMarinis	58	Senior Vice President Sales and Marketing, Americas, since January 2018.

Chief Commercial Officer, Global, QikServe Limited, from April 2017 until January 2018. Executive Vice President/Chief Revenue Officer, Gusto, from June 2016 until April 2017. Vice President, Sports, Leisure & Entertainment Business Unit, Oracle/MICROS, January 2011 until June 2016.

Jeba Kingsley	49	Vice President, Professional Services since December 2018.

Vice President, Global Services, Scientific Games, from November 2014 until November 2017. Vice President, Professional Services, Bally Technologies, from March 2013 until November 2014. Senior Director, Professional Services, Bally Technologies, from April 2010 until February 2013.

Sridhar Laveti	55	Sr. Vice President of Established, Emerging Products and Customer support since June 2020. Vice President of Established Products and Customer Support since September 2017.

Vice President, Business Transformation from May 2017 until September 2017. Senior Vice President, Gaming Systems, at Bally Technologies from December 2014 until September 2017. Senior Vice President, Bally Technologies, from April 2006 until December 2014.

Chris Robertson	51	Vice President, Corporate Controller and Treasurer, since June 2019.	Corporate Controller and Treasurer from June 2017 until June 2019. Corporate Controller from February 2017 until June 2017. Managing Director at Grant Thornton LLP from 2010 until January 2017.
Frank Pitsikalis	54	Vice President, Strategy, since January 2022.	Founder and Chief Executive Officer, ResortSuite from September 2000 until January 2022.
Sethuram Shivashankar	51	Chief Information Officer, since March 2022.

Senior Vice President, Gaming Systems, Scientific Games from October 2018 until April 2021. Senior Vice President, Technology, Scientific Games from October 2017 until October 2018. Senior Vice President, Chief Technology Officer, Gaming Systems, Scientific Games, from February 2016 until October 2017.

Terrie O'Hanlon	60	Chief Marketing Officer, since March 2022.

Chief Marketing Officer, GreyOrange from March 2019 until March 2022. Chief Marketing Officer, DefenseStorm from September 2017 until March 2019. Chief Marketing Officer, Steelwedge (now e20pen) from March 2015 to March 2017.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs for our Named Executive Officers during fiscal year 2022, being the year beginning April 1, 2021, and continuing through March 31, 2022. Compensation arrangements with our Named Executive Officers are governed by the Compensation Committee of our board of directors.

Our Named Executive Officers in fiscal year 2022 consisted of our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated officers during fiscal year 2022, as listed below:

•
Ramesh Srinivasan, President and CEO
•
Dave Wood, Senior Vice President and CFO
•
Kyle Badger, Senior Vice President, General Counsel and Secretary
•
Don DeMarinis, Senior Vice President Sales, Americas and EMEA
•
Chris Robertson, Vice President, Corporate Controller and Treasurer

Compensation Focus for Fiscal Year 2022

As discussed last year, the global spread and unprecedented impact of COVID-19 had a significant impact on our business, the hospitality industry and the global economy during our prior fiscal year, fiscal year 2021, and in response to the pandemic, we took steps to reduce operating costs and improve efficiency, which included benefit limitations and decreases in salaries that substantially reduced cash compensation for the Named Executive Officers. Although COVID-19 continued to have an impact on our business during fiscal year 2022, the compensation structure for our Named Executive Officers for fiscal year 2022 largely returned to the compensation structure for Named Executive Officers in years prior to the COVID-19 pandemic.

Our CEO’s compensation included base salary and an annual incentive based on company financial performance that is settled in shares of common stock. The compensation for our other Named Executive Officers included base salary, annual cash incentives based on company financial performance, and long-term equity incentives.

After considering the results of our recent votes on Named Executive Officer compensation, which confirmed the Company’s general philosophy and objectives relative to our executive compensation program, the Compensation Committee continued to link executive pay to performance and maintained annual incentive opportunities for the Named Executive Officers generally at the same level as fiscal year 2021. Annual incentive performance targets for fiscal year 2022 were focused on improvements over pre-pandemic fiscal year 2020 results. The annual incentive for our CEO, while based on the same company financial measures as the annual incentives for the other Named Executive Officers, was settled in shares of common stock to further align the CEO with shareholder interests and to emphasize long term value creation.

In fiscal year 2022, the Compensation Committee did not provide additional long-term equity incentive awards to all of the Named Executive Officers. The Committee believed that outstanding long-term equity incentive awards to most of the Named Executive Officers were sufficient to achieve the goals of retention and alignment with shareholder interests. Instead, the Committee focused additional long-term equity incentive awards on those Named Executive Officers whom it believed were disproportionately at risk of retention due to tightening labor markets.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term shareholder value.

Compensation Philosophy and Objectives. For fiscal year 2022, our Compensation Committee’s pay philosophy was to emphasize performance-based compensation tied to annual goals in the form of annual cash incentives and long-term performance-based compensation in the form of long-term equity incentives. The Compensation Committee’s objective was to establish an overall compensation package to:

•
Reward the achievement of business objectives approved by our board of directors;
•
Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies;
•
Tie a significant portion of compensation to the long-term performance of our common shares; and
•
Attract, retain, and motivate executives who could significantly contribute to our success.

Compensation Structure. Our compensation structure is comprised of:

Base Salary — Base salary provides fixed pay levels aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive’s roles and responsibilities, experience, functional expertise, relation to peer pay levels, individual performance, and changes in salaries in the overall general market and for all employees of the Company. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors and input from our CEO, other than for himself. None of the factors are weighted according to any specific formula. Salaries for new executive officers are generally based on the Compensation Committee’s discretion and judgment but may be based on any of the above-mentioned relevant factors.

Annual Incentives — Annual incentives provide variable pay for achievement of the Company’s financial goals, with target incentives set as a percentage of salary, and are designed to reward achievement of goals with an annual cash payment. At the end of each fiscal year, the Compensation Committee considers the aggregate compensation of each Named Executive Officer and may adjust the annual incentive payment otherwise earned if the aggregate compensation is deemed deficient or excessive in the opinion and discretion of the Compensation Committee. Annual incentives are paid in cash except for our CEO, and his annual incentives are settled in shares of common stock.

Long-Term Incentives — Long-term incentives are variable, equity incentives designed to drive improvements in performance that build wealth and create long-term shareholder value by tying the value of earned incentives to the long-term performance of our common shares. Target long-term incentives are also set as a percentage of salary.

Compensation Key Considerations

Annual Goal Setting. Annual goals for our Named Executive Officers may be tied to our financial, strategic, and operational goals and may include business specific financial targets relating to our goals. For fiscal year 2022, the Compensation Committee linked annual incentive goals to financial targets emphasizing both growth and profitability. Annual incentives were based on revenue growth, but payment was conditioned upon the achievement of a minimum adjusted EBITDA and a minimum end of year cash balance.

Variable Pay at Risk. Our compensation philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprised between 33% and 61% of target annual compensation for the Named Executive Officers. Our Named Executive Officers have significant opportunities for long-term, equity-based incentive compensation, as our philosophy is to tie a significant portion of compensation to the long-term performance of our common shares. Thus, significant emphasis is placed on long-term shareholder value creation, thereby we believe minimizing excessive risk taking by our executives.

Compensation Consultants and Competitive Market Assessments. The Compensation Committee did not engage a compensation consultant and did not rely on any market assessment of compensation in setting compensation for fiscal year 2022.

Fiscal Year 2022 Compensation

Base Salary.

For fiscal year 2022, base salary comprised between 39% and 67% of total target compensation for the Named Executive Officers. Base salaries for the Named Executive Officers other than Messrs. Wood and Robertson did not change from fiscal year 2021. The Compensation Committee and the CEO, with respect to the Named Executive Officers other than himself, believed that the base salary of these Named Executive Officers were still aligned with the Committee’s philosophies and goals.

In the third quarter of fiscal year 2022, the Compensation Committee increased Mr. Wood’s annual base salary from $240,000 to $275,000, and increased Mr. Robertson’s annual base salary from $231,750 to $245,000, because the Committee believed based on their own experience and judgement that as finance professionals, Messrs. Wood and Robertson were disproportionately subject to retention risk in a tight labor market and that retaining them in their financial leadership roles was important to provide stability to the Company’s finance and accounting teams.

Annual Incentives.

Annual Incentive Targets. The Compensation Committee set fiscal year 2022 annual incentive goals at the beginning of the fiscal year with the belief that the Company’s financial results would no longer be significantly impacted by the COVID-19 pandemic after the first half of the fiscal year. As previously discussed, the Committee linked the annual incentive goals of the Named Executive Officers to revenue, Adjusted EBITDA and cash balance. All the Named Executive Officers were subject to the same annual incentive structure:

•
100% of target annual incentives were based on the Company’s achievement of a fiscal year 2022 revenue target of $185 million;
•
provided that Adjusted EBITDA after payment of annual incentives was not less than $32 million;
•
provided, further, that the Company’s balance of cash and cash equivalents at the end of fiscal year 2022 was at least $85 million, as adjusted downward during the fiscal year in the Committee’s discretion for $25 million in cash used in the ResortSuite acquisition.

Component	Weighting (%)	Threshold		Target		Maximum
		Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)
Revenue	100	$180M	50	$185M	100	$195M	150

Achievement would be scaled between the threshold level and the target level and between the target level and the maximum level. Payouts were capped at 150% of target incentives. If either the Adjusted EBITDA or cash balance conditions were not achieved, then the annual incentives would not be earned. The Committee also allowed for up to 50% achievement, in their discretion, if the threshold level of revenue was not met, provided that the Adjusted EBITDA condition was met.

For fiscal year 2022, the Committee continued to believe that revenue growth was most accretive to shareholder value. The Committee imposed the Adjusted EBITDA and cash balance conditions in order to encourage disciplined management of Company expenses and profitable growth.

Given the impact of the COVID-19 pandemic on the hospitality industry and our business during the prior fiscal year, the Compensation Committee believed that the plan involved performance that was extraordinarily difficult at the target levels.

Annual Incentive Results. Total revenue increased $25.4 million, or 19%, in fiscal 2022 compared to fiscal 2021. Fiscal year 2022 revenue was a record $162.6 million, compared to $137.2 in fiscal year 2021 and $160.6 million in fiscal year 2020. The attained revenue was well below the $180 million threshold level for annual incentive achievement. Notwithstanding the failure to achieve the threshold revenue target, the Committee believed the Company had exceeded expectations with respect to growing Adjusted EBITDA and cash balance despite the continuing challenges of the COVID-19 pandemic. Adjusted EBITDA improved 2% over fiscal year 2021, and cash balance grew 48% over fiscal year 2021, and both metrics represented a more than 100% improvement over the results of fiscal year 2020. Accordingly, the Committee used its discretion to certify 34% achievement of annual incentive targets, which was the amount the Committee believed was both reasonable and would not significantly impact the Company’s profitability and cash balance goals.

Component	Result	Target	Achievement
Revenue	$162.6 M	$185.0 M	34%
Adjusted EBITDA	$27.3 M	$32.0 M	34%
Cash Balance	$97.0 M	$110.0 M	34%

CEO Annual Incentive. Mr. Srinivasan was eligible for an annual incentive for fiscal year 2022 based on the Company financial performance metrics described above, with any such earned incentive to be settled in shares of common stock. Pursuant to his employment agreement, Mr. Srinivasan’s target annual incentive for fiscal year 2022 was set at 100% of his base salary, or $600,000, with a maximum potential incentive of $900,000 (150% of his base salary), payable upon achievement of 150% of the annual incentive goals, and a threshold potential incentive of $300,000 (50% of his target annual incentive), payable upon achievement of 50% of the annual incentive goals.

Based on the fiscal year 2022 results discussed above, Mr. Srinivasan was awarded 34%, or $204,000, of his annual incentive target. Accordingly, the Compensation Committee granted Mr. Srinivasan 5,384 shares of common stock, being the number of shares having a value of $204,000 based on the closing price of the Company’s common stock on May 24, 2022, the date that the Committee made its determination.

Annual Incentives for the Other Named Executive Officers. Fiscal year 2022 target annual incentives for the other Named Executive Officers other than Mr. DeMarinis, were set as 50% of the executive’s base salary. Mr. DeMarinis’ annual incentive was set as 60% of his base salary, and he was also eligible for target annual incentives of $150,000 for sales-related incentives due to his role as head of our Americas and EMEA Sales teams.

Annual incentives comprised 19% to 55% of total fiscal year 2022 target compensation for these Named Executive Officers. The Compensation Committee set the annual incentives for Mr. Wood at 50% of his base salary, and his target annual incentives for fiscal year 2022 represents a pro-rated amount based on the increase in his base salary in December 2021. The Committee increased the annual incentives for Mr. Robertson from 35% of his base salary to 50% of his base salary in December 2021, and his target annual incentives for fiscal year 2022 represents a pro-rated amount based on the increase in his base salary and the increase in his target annual incentive as a percentage of base salary.

Officer	Target Annual Incentive as % of Base Salary	Target Annual Incentives ($)	Target Annual Incentive as % of FY22 Total Target Compensation
Dave Wood	50%	125,833	19%
Kyle Badger	50%	140,000	33%
Don DeMarinis	120%	300,000	55%
Chris Robertson	50%	94,719	40%

Additional detail about target and maximum incentives are disclosed in the Grants of Plan-Based Awards for Fiscal Year 2022 table below.

Based on the fiscal year 2022 results discussed above, each of the Named Executive Officers were awarded 34% of their target annual incentives subject to the annual incentive plan described above. Mr. DeMarinis earned an additional $103,796 of his target $150,000 sales incentives (69%) based on the net gross profit of eligible sales.

Officer	Annual Incentive Plan Target ($)	Achievement (%)	Annual Incentive Plan Payout ($)	Annual Sales Incentive Payout ($)	Total Annual Incentives Payouts ($)
Dave Wood	125,833	34	42,783	—	42,783
Kyle Badger	140,000	34	47,600	—	47,600
Don DeMarinis	300,000	34	51,000	103,796	154,796
Chris Robertson	94,719	34	32,205	—	32,205

Long-Term Incentives.

In the prior fiscal year, fiscal year 2021, the Compensation Committee increased the value of long-term incentive (“LTI”) awards to all participants, including each of the Named Executive Officers other than Mr. Srinivasan, compared to recent prior years, to bolster retention at a time when it appeared that the hospitality industry and the Company would be disproportionately impacted by the COVID-19 pandemic. At the beginning of fiscal year 2022, the Compensation Committee determined not to provide any further LTI awards to the Named Executive Officers for fiscal year 2022 since they believed the awards made in fiscal year 2021 and prior years were sufficient to achieve the goals of retention and alignment with shareholder interests without additional awards. Mr. Srinivasan did not receive any long-term equity incentive awards in fiscal years 2022 and 2021 since he received a large award upon the renewal of his employment agreement at the end of fiscal year 2020.

In December 2021, at the time that the Committee increased their annual base salaries, the Committee approved additional LTI awards to Messrs. Wood and Robertson to bolster their retention.

In setting LTI awards for Messrs. Wood and Robertson, the Committee received input and recommendations from our CEO. The Committee set LTI awards for Mr. Wood at 100% of his increased base salary, with the value of 50% of his base salary being allocated to restricted common stock vesting over three years (“Time-Vesting Restricted Shares”), and the value of 50% of his base salary being allocated to restricted shares subject to both a three year vesting period and the closing price of the Company’s common stock attaining $85 per share for ten consecutive trading days at any time prior to the close of trading on November 30, 2024 (“Performance-Vesting Shares”). The Committee set LTI awards for Mr. Robertson at 50% of his increased base salary, with the value of 25% of his base salary being allocated to Time-Vesting Restricted Shares and the value of 25% of his base salary being allocated to Performance-Vesting Shares.

Awards of Time-Vesting Restricted Shares were based on the closing price of our common stock on December 1, 2021, the date the Committee granted the awards, which was $43.02 per share. Awards of Performance-Vesting Shares were based on the Lattice option pricing model that utilizes a binomial tree to forecast pricing as of December 1, 2021, which was $24.77 per share.

Officer	LTI Award	LTI Value ($)*	Shares Subject to Award (#)
Dave Wood	Restricted Stock	137,500	3,196
	Performance RSAs	137,500	5,551
Chris Robertson	Restricted Stock	61,250	1,423
	Performance RSAs	61,250	2,472

LTI awards comprised 42% and 27% of total fiscal year 2022 target compensation for Messrs. Wood and Robertson, respectively.

The majority of the LTI awards vest in the last year of the three-year vesting period. The Time-Vesting Restricted Shares vest 25% on November 30, 2022, 25% on November 30, 2023, and 50% on November 30, 2024. The Performance-Vesting Shares vest 10% on November 30, 2022, 20% on November 30, 2023, and 70% on November 30, 2024, provided that the closing price of our common stock must have averaged at least $85 per share over a 10 consecutive trading day period at any time prior to November 30, 2024. If the share price threshold is not achieved by the close of trading on November 30, 2024, the Performance-Vesting shares will be forfeited.

The Committee’s focus with LTI awards has been to link compensation directly to shareholder gains. The Committee believed the $85 target share price to be appropriate since it would be a significant increase over the Company’s then current share price of $43.02 and would represent a significant gain in shareholder value if achieved. In addition, the Committee believed the time-vesting schedule for the LTI awards highly bolster retention over the three-year vesting period.

Additional Compensation – Executive Benefits. We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans. Executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees.

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements. The Company has entered into employment agreements with each of the Named Executive Officers other than Mr. Robertson.

In accordance with his employment agreement, Mr. Srinivasan will serve as CEO and President for a three-year initial term beginning on January 1, 2020. The term of employment will automatically extend for successive periods of one year unless either the Company or Mr. Srinivasan provides written notice of non-renewal at least 90 days before the end of the then-current employment term. If the employment agreement is terminated by the Company without cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years. In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date. However, if notice of non-renewal is given within the last 12 months of the initial three-year employment term severance will only be paid for a 12-month period. If such termination occurs within three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, two times the COBRA payment and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the change of control. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

The Company entered into employment agreements with each of the other Named Executive Officers other than Mr. Robertson on July 27, 2020. Under the employment agreements for these Named Executive Officers, upon termination without cause, we must pay severance equal to 12 months’ salary and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to 12 months’ salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit. None of the Named Executive Officers is entitled to excise tax gross-up payments.

In consideration of the severance benefits, Mr. Srinivasan is subject to 24-month post-termination confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations, except that if the term of his employment agreement expires at the end of the initial three-year term, the non-competition provisions will only apply for 12 months following termination. Each other employment agreement contains a 12-month post-termination non-solicitation provision, an indefinite confidentiality provision, and a 12-month post-termination non-compete provision.

Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year in the absence of a change of control, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements.

Accelerated Vesting. Except as described above for our CEO, none of the employment agreements provide for accelerated vesting of equity. Under our 2020 and 2016 Stock Incentive Plans, vesting is accelerated upon the actual occurrence of a change of control for all SSARs and restricted shares (including performance shares). The Compensation Committee believed that during a change of control situation, a stable business environment is in the shareholders’ best interests, and accelerated vesting provisions provide stability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

The equity incentive awards granted to the Named Executive Officers are subject to a holding period of one year following a change of control. Under this provision, all unvested SSARs and restricted shares accelerate upon the actual occurrence of a change of control but remain subject to restrictions on exercise and transfer until the earlier of one year after the change of control or the executive’s qualified termination. The Committee believed that this further restriction during a change of control situation further promotes a stable business environment and is in the shareholders’ best interests.

CEO Pay Ratio Disclosure

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee in 2020 based on base salary (annualized in the case of full- and part-time employees who joined the company during fiscal year 2020) of each of our employees (excluding the CEO), as of March 31, 2020. The annual total compensation of our median employee (other than the CEO) for 2022 was $35,226. As disclosed in the Summary Compensation Table appearing on page 26, our CEO’s annual total compensation for fiscal year 2022 was $822,789. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 23 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Additional Compensation Policies

Clawback – Recoupment of Bonuses, Incentives, and Gains. Under the Company’s “clawback” policy, if the board of directors determines that our financial statements are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the board of directors will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months.

Stock Ownership Guidelines. To underscore the importance of strong alignment between the interests of management and shareholders, the board of directors approved stock ownership guidelines for directors and executives, with our CEO and directors having the highest ownership requirements. Director and executive compensation are designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our shareholders, customers, suppliers, and employees of our commitment to shareholder value. Each director and executive officer is expected to maintain minimum share ownership of shares with a value based on a multiple of base salary or director annual retainer listed below:

Multiple of Director Annual Retainer and Executive Base Salary
	2 Years	4 Years
Directors	3x	6x
CEO	3x	6x
Other Executive Officers	1.5x	3x

Stock ownership that is included toward attainment of the guidelines includes (i) shares owned directly (including through open market purchases, through the Company’s Employee Stock Purchase Plan or acquired and held upon vesting of Company equity awards); (ii) shares owned either jointly with, or separately by, his or her immediate family members residing in the same household; (iii) shares held in trust for the benefit of the individual, or his or her immediate family members; and (iv) in-the-money value of vested but unexercised stock options and stock appreciation rights.

Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a director or an executive and remain at or above that level until retirement. The Compensation Committee of the board of directors regularly reviews progress toward achieving these ownership levels, and at its meeting in May 2021, the Compensation Committee determined that all of the directors and executives met the prescribed ownership levels.

Until a director or executive has satisfied the stock ownership guidelines, such director or executive is required to retain fifty percent (50%) of the net shares of common stock received from the Company as compensation after deducting any shares withheld by the Company or sold by the director or executive, if any, for the purpose of satisfying the exercise price and tax liabilities and related fees related to the settlement event. Once an individual achieves his or her stock ownership goal, these retention restrictions no longer will apply unless a disposition would cause the individual's stock ownership to fall below his or her goal.

Impact of Tax Considerations. Section 162(m) of the Internal Revenue Code, through December 31, 2017, limited the tax deduction of public companies for compensation in excess of $1.0 million paid to their CEO and the three most highly compensated executive officers (other than the CFO) at the end of any fiscal year unless the compensation qualified as “performance-based compensation” Under applicable IRS regulations. For tax years after December 31, 2017, the Tax Cuts and Jobs Act of 2017 amended Section 162(m) to expand the $1.0 million deduction limitation described above to a larger group of employees and to eliminate the “performance-based” exception. The employees (referred to as “covered employees”) to whom the deduction limitation applies include the CEO and CFO (in each case, whether or not serving as executive officers as of the end of the fiscal year) and the three other most highly compensated executive officers. In addition, once considered a “covered employee” for a given year, the individual will be treated as a “covered employee” for all subsequent years.

The Compensation Committee has considered the effect of Section 162(m) on the Company’s executive compensation program. The Compensation Committee exercises discretion in setting base salaries, structuring incentive and long-term compensation awards and in determining payments in relation to levels of achievement of performance goals. The Compensation Committee believes that the total compensation program for Named Executive Officers should be managed in accordance with the objectives outlined in the Committee’s compensation philosophy and in the best overall interests of the Company’s shareholders. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations for deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, and included in the Company’s Proxy Statement for its 2022 Annual Meeting of Shareholders.

The Compensation Committee of the Board of Directors

Melvin Keating, Chairman

Michael A. Kaufman

Jerry Jones

John Mutch

EXECUTIVE COMPENSATION

The following table and related notes provide information regarding fiscal year 2022 compensation for our Named Executive Officers, including our CEO and CFOs, and the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2022.

Summary Compensation Table for Fiscal Year 2022

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Ramesh Srinivasan	FY22	600,000	—	204,000	—	—	18,789	822,789
President and Chief Executive	FY21	163,846	—	180,000	—	—	4,601	348,447
Officer	FY20	600,000	—	450,000	6,277,246	—	24,888	7,352,134
Dave Wood	FY22	251,173	42,783	275,000	—	—	9,735	578,691
Vice President and Chief Financial	FY21	202,133	36,000	118,831	1,144,574	—	2,996	1,504,534
Officer
Kyle Badger	FY22	280,000	47,600	—	—	—	14,549	342,149
Senior Vice President, General	FY21	238,000	42,000	138,616	1,335,350	—	5,007	1,758,973
Counsel and Secretary	FY20	280,000	—	69,986	69,995	47,600	29,172	496,753
Don DeMarinis	FY22	250,000	32,205	—	—	—	12,776	294,981
Senior Vice President Sales,	FY21	212,500	120,350	123,290	1,192,290	—	2,389	1,650,819
Americas	FY20	250,000	11,679	90,492	62,494	42,500	27,466	484,631
Chris Robertson	FY22	234,215	32,205	122,500	—	—	11,251	400,171
Vice President, Corporate
Controller and Treasurer

(1)
For fiscal year 2022, amounts include discretionary cash incentive payments awarded to the Named Executive Officers as described in the CD&A above. For Mr. DeMarinis, amounts also include commission and other sales-related incentives.
(2)
Stock Awards include grants of restricted shares and performance shares. Option Awards include SSAR grants. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the shares on the date the SSAR is exercised. The value, if any, recognized for restricted and performance shares will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted and performance shares and SSARs are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The values for restricted and performance shares are based on the closing price on the grant date. For Mr. Srinivasan, $stock awards consisted of shares of common stock awarded based on the achievement of performance conditions. In fiscal year 2020, the amount recorded above is based on the probable outcome of the performance conditions on the date of grant, and Mr. Srinivasan was actually granted shares worth $114,750. For the other Named Executive Officers, the values for SSARs are based on the Black-Scholes option pricing model for time-vesting SSARs and the Lattice option pricing model that utilizes a binomial tree to forecast option pricing for performance SSARs, as described in the CD&A above. Discussion of the assumptions used in determining these valuations is set forth in Note 14 of the Notes to Consolidated Financial Statements of the Company’s 2022 Annual Report. For Stock Awards, the amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive’s annual long-term equity grant.
(3)
Amounts represent annual incentive payments received for 2020 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial, strategic, and operational goals.
(4)
All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted:

All Other Compensation for Fiscal Year 2022

Name	401(k) Company Match ($)	Executive Life Insurance ($)	Executive Long Term Disability ($)	All Other ($)	Total ($)
R. Srinivasan	14,996	—	3,793	—	18,789
D. Wood	7,185	444	906	1,200	9,735
K. Badger	9,924	2,193	2,432	—	14,549
D. DeMarinis	11,876	—	—	900	12,776
C. Robertson	9,024	1,219	1,008	—	11,251

(a) Consists of matching funds for health savings accounts.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2022. All equity awards were made under the Company’s 2020 Equity Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock (#)(2)	Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Ramesh Srinivasan	5/24/2022				5,384			204,000

Dave Wood	12/1/2021				3,196			137,500
	12/1/2021				5,551			137,500
	5/26/2021	—	120,000	180,000

Kyle Badger	5/26/2021	—	140,000	210,000

Don DeMarinis	5/26/2021	—	150,000	225,000

Chris Robertson	12/1/2021				1,423			61,250
	12/1/2021				2,472			61,250
	5/26/2021	—	94,719	142,079

(1)
Amounts shown in the columns under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2022 annual target and maximum cash-based annual incentives granted under the annual incentive plan. Total target and maximum payouts were conditioned on achievement of goals based on revenue, Adjusted EBITDA and end of year cash balance for each Named Executive Officer. Fiscal year 2022 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above in the column titled Non-Equity Incentive Plan Compensation. Further explanation of potential and actual payouts by component is set forth in the CD&A.
(2)
The dollar amount shown for each equity grant represents the grant date fair value of the shares, calculated in accordance with FASB ASC Topic 718. The actual value, if any, recognized upon the vesting of shares will depend upon the market price of the shares on the date the shares vest.

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable	Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Ramesh Srinivasan	2/10/2020	403,473	196,527 (a)	36.60	8/10/2024

Dave Wood	8/11/2015	5,434		9.60	8/11/2022
	11/3/2017	4,640		11.96	11/3/2024
	5/31/2018	997		14.22	5/31/2025
	11/19/2020	45,828	10,112 (b)	20.02	6/2/2027	1,019 (b)	40,638
	12/1/2021					8,747 (b)	348,830

Kyle Badger	6/2/2015	28,387		9.12	6/2/2022
	6/30/2016	17,598		10.47	6/30/2023
	7/6/2017	16,250		10.20	7/6/2024
	5/31/2018	14,860		14.22	5/31/2025
	6/20/2019	9,985		22.41	6/20/2026
	11/19/2020	53,466	11,798 (c)	20.02	6/2/2027	1,190 (c)	47,457

Don DeMarinis	5/31/2018	4,423		14.22	5/31/2025
	6/20/2019	5,944		22.41	6/20/2026
	11/19/2020	39,555	10,534 (d)	20.02	6/2/2027	1,063 (d)	42,392

Chris Robertson	11/3/2017	4,640		11.96	11/3/2024
	5/31/2018	785		14.22	5/31/2025
	11/19/2020	26,297	10,118 (e)	20.02	6/2/2027
	12/1/2021					3,895 (e)	155,333

(1)
As of March 31, 2022, the vesting schedules for the SSARs were as follows:
(a)
13,195 vest monthly from April 1, 2022 through February 28, 2023; and 186.85 vest daily from April 1, 2022 through December 31, 2022.
(b)
2,528 vest on June 30, 2022; 2,528 vest on September 30, 2022; 2,528 vest on December 31, 2022; and 2,528 vest on March 31, 2023.
(c)
2,950 vest on June 30, 2022; 2,949 vest on September 30, 2022; 2,949 vest on December 31, 2022; and 2,950 vest on March 31, 2023.
(d)
2,633 vest on June 30, 2022; 2,634 vest on September 30, 2022; 2,633 vest on December 31, 2022; and 2,634 vest on March 31, 2023.
(e)
2,530 vest on June 30, 2022; 2,529 vest on September 30, 2022; 2,529 vest on December 31, 2022; and 2,530 vest on March 31, 2023.
(2)
As of March 31, 2022, the vesting schedules for the stock awards were as follows:
(b)
254 vest on June 30, 2022; 255 vest on September 30, 2022; 1,354 vest on November 30, 2022; 255 vest on December 31, 2022; 255 vest on March 31, 2023; 1,909 vest on November 30, 2023; and 5,484 vest on November 30, 2024.
(c)
297 vest on June 30, 2022; 297 vest on September 30, 2022; 298 vest on December 31, 2022; and 298 vest on March 31, 2023.
(d)
265 vest on June 30, 2022; 266 vest on September 30, 2022; 266 vest on December 31, 2022; and 266 vest on March 31, 2023.
(e)
602 vest on November 30, 2022; 849 vest on November 30, 2023; and 2,444 vest on November 30, 2024.
(3)
Calculated based on the closing price of the shares on March 31, 2022, of $39.88 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers while they were serving as Named Executive Officers during fiscal year 2022.

Option Exercises and Stock Vested for Fiscal Year 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ramesh Srinivasan	505,589	27,650,662	—	—
Dave Wood	—	—	1,861	74,217
Kyle Badger	10,433	546,168	2,194	87,497
Don DeMarinis	—	—	2,375	94,715
Chris Robertson	—	—	716	28,554
(1)
Value on date of exercise.
(2)
The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing price of the shares on the vesting date of the awards.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2022, the last business day of fiscal year 2022, assuming that the current employment agreements with each of our Named Executive Officers had been in effect at such time.

Employment Agreements. The Named Executive Officers other than Mr. Robertson are each a party to an employment agreement with the Company.

If Mr. Srinivasan’s employment agreement is terminated by the Company without cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years. In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date. However, if notice of non-renewal is given within the last 12 months of the initial three-year employment term severance will only be paid for a 12-month period. If such termination occurs within three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, two times the COBRA payment and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the change of control. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

For Mr. Srinivasan, good reason means (i) a reduction in his base salary or target bonus opportunity, (ii) a material diminution in his authority, duties or responsibilities (including, without limitation, his no longer being the CEO of a publicly-traded company or the requirement that he report to anyone other than the Company’s board of directors or following a change in control he is not made the chief executive officer of the ultimate parent of the resulting entity), (iii) his removal as a member of the board of directors (other than by his voluntary resignation), (iv) any other action that constitutes a willful and material breach by the Company of a material provision of his employment agreement, (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, or (vi) a material breach of the agreement by the Company (including a failure to pay current compensation or benefits when due), and the Company fails to materially cure such condition within 30 days of notice of the breach. For the other Named Executive Officers, good reason is limited to where the Company changes the Named Executive Officer’s position such that his compensation or responsibilities are substantially lessened, and the Company fails to cure such situation within 30 days after notice.

If the Company terminates the employment of any of the other Named Executive Officers other than Mr. Robertson without cause, we must pay severance equal to 12 months’ salary and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to 12 months’ salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for 12 months’ of COBRA continuation coverage under the Company’s health benefit.

If the Company terminated the employment of Mr. Robertson without cause as of March 31, 2022, we must pay severance equal to 11 weeks base salary under the Company’s general severance policy.

During the term of his employment and for 24 months thereafter, Mr. Srinivasan is subject to the Company’s standard confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations, except that if the term of the employment agreement expires at the end of the initial three-year term, the non-competition provisions will only apply for 12 months following termination. Following a termination of employment of any other Named Executive Officer for any reason, such Named Executive Officer is prohibited for a 12-month period following termination from being employed by, owning, operating, controlling, or being connected with certain businesses that compete with the Company. The employment agreement for each of the other Named Executive Officer also contains an indefinite non-disclosure provision for the protection of the Company’s confidential information and a 12 month non-solicitation of Company employees.

Termination and Change of Control

Voluntary Termination for Cause ($)(1)	Ramesh Srinivasan	Dave Wood	Kyle Badger	Don DeMarinis	Chris Robertson
Base Salary and Incentive	—	—	—	—	—
Accelerated Vesting	—	—	—	—	—
Termination without Cause or by Employee for Good Reason ($(2)
Base Salary and Incentive	3,000,000	275,000	280,000	250,000	53,900
Health Insurance (3)	57,938	24,129	29,244	16,888	—
Accelerated Vesting	644,609	—	—	—	—
Total	3,702,546	299,129	309,244	266,888	53,900
Change of Control ($)(4)
Base Salary and Incentive	2,400,000	412,500	420,000	400,000	53,900
Health Insurance (3)	115,875	24,129	29,244	16,888	—
Accelerated Vesting/SSARs	644,609	200,824	234,308	209,205	200,943
Accelerated Vesting/Stock	—	168,094	47,457	42,392	56,749
Total	3,160,484	805,547	731,010	668,485	311,593
Death or Disability ($)(5)
Accelerated Vesting/SSARs	644,609	200,824	234,308	209,205	200,943
Accelerated Vesting/Stock	—	—	—	—	—
Total	644,609	200,824	234,308	209,205	200,943

(1) A “voluntary termination” includes death, disability, or legal incompetence.

(2) For Mr. Srinivasan, “cause” is defined as (i) conviction of a crime involving misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere with respect to a felony, (ii) conduct that is Prohibited Activity under the non-competition section of his employment agreement, (iii) conduct that breaches his duty of loyalty to the Company or his willful misconduct, any of which materially injures the Company, (iv) a willful and material breach of his material obligations under any agreement entered into between him and the Company that materially injures the Company, or (v) failure to substantially perform his reasonable duties with the Company (other than by reason of his disability) that materially injures the Company. For the other Named Executive Officers, “cause” is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, or (iv) misconduct, malfeasance, or insubordination. For Mr. Srinivasan, good reason means (i) a reduction in base salary or target bonus opportunity, (ii) a material diminution in authority, duties or responsibilities (including, without limitation, no longer being the CEO of a publicly-traded company or the requirement that he report to anyone other than the Company’s Board of Directors or following a Change in Control he is not made the chief executive officer of the ultimate parent of the resulting entity), (iii) removal as a member of the Board (other than by voluntary resignation), or failure to be appointed to the board of directors of the ultimate parent of any resulting entity following a change in control, (iv) any other action that constitutes a willful and material breach by Agilysys of a material provision of his employment agreement, (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, or (vii) a material breach of his employment agreement by Agilysys, including the failure to pay his current compensation or benefits when due. For the other Named Executive Officers, good reason means (i) a reduction in base salary or target bonus eligibility by more than 10% from its then current level, other than a general reduction in base salary or target bonus eligibility that affects all similarly situated executives in substantially the same proportions, or (ii) at any time prior to a change in control of the Company, the Named Executive Officer no longer reports to the CEO, and the Company fails to cure any such situation within 30 days after notice.

(3) Health Insurance consists of health care and dental care benefits. The amount reflects reimbursement of COBRA benefits for the applicable period.

(4) Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. SSARs and restricted shares vest upon a change of control. For SSARs the value of accelerated vesting is calculated using the closing price of $39.88 per share on March 31, 2022, less the exercise price per share for the total number of SSARs accelerated. The value of restricted shares upon vesting reflects that same $39.88 closing price. Values represent potential vesting under a hypothetical change of control situation on March 31, 2022.

(5) All SSARs vest upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2022.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2011 and 2016 Stock Incentive Plans and 2020 Equity Incentive Plan)	2,172,939	24.02	649,895
Equity compensation plans not approved by shareholders	—	—	—
Total	2,172,939	24.02	649,895

PROPOSAL 2 ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules require us to allow our shareholders to vote, on a non-binding, advisory basis, on whether to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement, in accordance with the SEC’s compensation disclosure rules. As described more fully in our CD&A section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and shareholders’ interests. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our shareholders’ interests and market practices. As a result of this review, the Compensation Committee:

•
Maintained base salaries for most of the named executive officers at fiscal year 2021 levels;
•
Granted additional long-term equity incentive awards only to those named executive officers whom it believed were disproportionately at risk of retention due to tightening labor markets;
•
Maintained annual incentive opportunities for the named executive officers generally at the same level as fiscal year 2021;
•
Set annual incentive performance targets for fiscal year 2022 based on improvements over pre-pandemic fiscal year 2020 results; and
•
In its discretion, awarded a portion of annual incentives to our named executive officers, in view of continued improvements in the Company’s fiscal Adjusted EBITDA and cash balance in fiscal year 2022 over fiscal years 2021 and 2020.

We are asking shareholders to approve our Named Executive Officers’ compensation as described in this Proxy Statement. Currently, we ask shareholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the Compensation Committee, or our board of directors; however, we value the opinions of our shareholders and to the extent there is any significant vote against this proposal, we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2022 compensation tables and the related disclosure and narratives to those tables.”

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 2 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Audit Committee’s activities are governed by a written charter adopted by the board of directors, the Amended and Restated Audit Committee Charter, which is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of three directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Board has determined that Directors Donald Colvin and John Mutch each qualify as an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Grant Thornton LLP, the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2022 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has also received annual written disclosures from Grant Thornton regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s 2022 audited financial statements be included in the Company’s 2022 Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

Submitted by the Audit Committee of the Board of Directors as of May 24, 2022

Donald Colvin, Chairman

Dana Jones

John Mutch

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company’s independent registered public accounting firm (“Independent Accountant”) is the direct responsibility of the Audit Committee, and the Audit Committee has appointed Grant Thornton LLP as our Independent Accountant for the fiscal year ending March 31, 2023.

Shareholder ratification of the selection of Grant Thornton as our Independent Accountant is not required by our Amended Code of Regulations or otherwise; however, the board of directors has determined to seek shareholder ratification of that selection to provide shareholders an avenue to express their views on this important matter. If our shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Accountant at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee reviewed the fees of Grant Thornton LLP, our Independent Accountant for fiscal year 2022. Fees for services rendered by Grant Thornton for fiscal years 2022 and 2021 were:

Fiscal Year	Audit Fees ($)
2022	669,395
2021	667,383

“Audit Fees” consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings. “Audit- Related Fees” relate to professional services that are reasonably related to the performance of the audit or review of our financial statements. “Tax Fees” include tax compliance and tax consulting services. “All Other Fees” relate to professional services not included in the foregoing categories, including services related to other regulatory reporting requirements.

Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Accountant. The Pre-Approval Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by our Independent Accountant may be pre-approved. The Audit Committee is required to pre-approve the audit and non- audit services performed by our Independent Accountant to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Pre-Approval Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. All audit, non-audit, and tax services were pre-approved by the Audit Committee during fiscal years 2022 and 2021.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 3 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

RELATED PERSON TRANSACTIONS

Policy on Approval of Related Person Transactions

All related person transactions with the Company require the prior approval or ratification by our Audit Committee. The board of directors adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the board of directors. Transactions are reportable to the Company’s General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating and Corporate Governance Committee, we make a formal yearly inquiry of all of our executive officers and directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and directors are charged with updating this information with our internal legal counsel.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the Notice of Internet Availability of Proxy Materials or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders sharing an address unless the shareholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Agilysys, Inc., 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, Attention: Secretary; telephone (770) 810-7800.

If you want to receive separate copies of our proxy statements and annual reports to shareholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting of Shareholders other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2023 Annual Meeting of Shareholders must submit their proposals so that they are received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no later than the close of business on March 21, 2023. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of common shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

In order for a shareholder to bring a matter properly before the 2023 Annual Meeting present (other than a matter brought pursuant to SEC Rule 14a-8), the shareholder must comply with the requirements set forth in our Amended Code of Regulations, including: (i) be a shareholder of record at the time notice of the matter is given and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the matter to the Secretary. A shareholder’s notice of a matter the shareholder wishes to present at the 2023 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), must be received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no earlier than April 28, 2023, and no later than May 28, 2023.

Any shareholder entitled to vote at the Annual Meeting on August 26, 2022, may make a request in writing and we will mail, at no charge, a copy of our 2022 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005.

Please sign and return your proxy card promptly or vote via the Internet or telephone. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including those listed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022. Any forward-looking statement made by us is based only on information currently available and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement made herein or any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future events, or otherwise.

MMMMMMMMMMMM MMMMMMMMM 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR ASAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Pacific Time, on August 25, 2022 Online Go to www.investorvote.com/AGYS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/AGYS 2022 Annual Meeting Proxy Card 1234 5678 9012 345 • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. A 1. The election of each director nominee named herein (proposal 1) + 01 - Donald A. Colvin 02 - Dana Jones 03 - Jerry Jones 04 - Michael A. Kaufman 05 - Melvin L. Keating 06 - John Mutch 07 - Ramesh Srinivasan Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 020304050607 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain For Against Abstain 2. Approval, on a non-binding advisory basis, of the compensation 3. Ratification of the appointment of Grant Thornton LLP as our of our named executive officers set forth in the attached Proxy independent registered public accounting firm for the fiscal Statement (proposal 2) year ending March 31, 2023 (proposal 3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UPTO ACCOMMODATE C 1234567890 JNT 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND 1UPX 547809 MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MMMMMMM + 03O2GA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.agilysys.com/en/company/investor-relations Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AGYS • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Agilysys, Inc. + Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — August 26, 2022 Kyle Badger and Ramesh Srinivasan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Agilysys, Inc. to be held on August 26, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below. +